UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FLORIDA EAST COAST INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

10151 Deerwood Park Blvd.,

Building 100, Suite 350

Jacksonville, FL 32256

April 25, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Florida East Coast Industries, Inc. The meeting will be held at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134, on Thursday, May 31, 2007, at 10:30 a.m.

This booklet includes a formal notice of the annual meeting and the proxy statement. The principal business at the annual meeting will be to elect nine directors, ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm and act on other business as may properly come before the meeting.

Your vote is important. We encourage you to vote your shares in accordance with the instructions printed on the enclosed proxy card before the meeting so that your shares will be represented and voted even if you do not attend the meeting.

Thank you for your ongoing support of and continued interest in Florida East Coast Industries, Inc.

Adolfo Henriques

Chairman of the Board,

President and Chief

Executive Officer

FLORIDA EAST COAST INDUSTRIES, INC.

10151 Deerwood Park Blvd., Building 100,

Suite 350, Jacksonville, FL 32256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 31, 2007

The annual meeting of the shareholders of Florida East Coast Industries, Inc. will be held at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, FL 33134, on Thursday, May 31, 2007, at 10:30 a.m.

The following business, which is described in the accompanying proxy statement, will be presented for consideration at the annual meeting:

1.	The election of nine directors to hold office until the annual meeting of shareholders in 2008, or until their successors are elected and qualified.

2.	The ratification of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year.

3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has established the close of business on April 13, 2007 as the record date for determining those shareholders who will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

By order of the board of directors.

Heidi J. Eddins

Secretary

Dated: April 25, 2007

Your vote is important. Please vote your shares in accordance with the instructions printed on the enclosed proxy card, regardless of whether you plan to attend the meeting in person.

FLORIDA EAST COAST INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held May 31, 2007

This proxy statement is being mailed to shareholders on or about April 25, 2007 in connection with the solicitation by the board of directors of Florida East Coast Industries, Inc. (FECI or company) of proxies to be voted at the annual meeting of shareholders to be held on May 31, 2007, or at any adjournment thereof.

Our principal business address is 10151 Deerwood Park Blvd., Building 100, Suite 350, Jacksonville, Florida 32256, and the telephone number is 904-996-2818.

SOLICITATION AND REVOCATION OF PROXIES

We are soliciting the enclosed proxy by order of our board of directors for use in connection with the annual meeting of our shareholders to be held on May 31, 2007. The expense of printing and mailing this proxy statement will be borne by us. In addition to soliciting proxies by mail, the company’s directors, officers and employees may solicit proxies on behalf of the company personally, or by telephone or by facsimile, but it is estimated that the expense of any such solicitation will be nominal. We may reimburse brokers and other nominees for the expenses of forwarding proxy materials to the beneficial owners of stock held in their names. Beneficial owners of our stock may be given the opportunity to vote through the internet or by telephone. The proxy card which is included with this statement states if Internet or telephone voting is available.

A proxy may be revoked by a shareholder at any time prior to it being voted by providing written notice to our secretary at the address noted above, or by attending and voting in person at the annual meeting. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder. If no instructions are given, proxies will be voted in accordance with the recommendations of the board of directors.

MATTERS TO BE CONSIDERED

Shareholders will consider and act upon proposals to elect nine directors to serve until the next annual meeting of shareholders in 2008, or until their respective successors are elected and qualified, and to ratify the appointment of KPMG LLP as the company's independent registered public accounting firm for the 2007 fiscal year.

VOTING SECURITIES AND VOTING PROCEDURES

Record Date; Shares Outstanding

The board of directors has established the close of business on April 13, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. On that date, there were 36,951,542 shares of common stock issued and outstanding. Only shareholders of record at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Quorum; Broker Votes

The holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. For purposes of determining the presence of a quorum, any proxy marked “withhold authority” with respect to the election of a particular nominee for director will be counted as shares present and entitled to vote.

Under the current rules of the New York Stock Exchange (NYSE), brokers holding shares for customers have the authority to vote on certain matters when they have not received instructions from the beneficial owners and do not have such authority as to certain other matters (so-called broker non-votes).

The election of directors and the ratification of KPMG LLP as our independent registered public accounting firm are matters that brokers may vote on without instructions from the beneficial owner.

Voting for Directors

Directors are elected by a plurality of the shares voted at a meeting where a quorum is present. The number of shares of common stock that you owned as of the close of business on the record date is shown on the enclosed proxy card. Each share of common stock that you own is entitled to one vote in an election of directors. You are entitled to cumulate your shares for purposes of electing directors. You are entitled to multiply the number of votes that you are entitled to cast by the number of directors for whom you are entitled to vote. The resulting share votes may be cast for a single candidate or distributed among as many candidates as you see fit. Cumulative voting applies only to the election of directors.

If you sign your proxy card or voting instruction card with no further instructions, Heidi J. Eddins and Daniel H. Popky, as designated proxies, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

Voting for Ratification of KPMG LLP as Independent Registered Public Accounting Firm

In regard to ratification of the appointment of KPMG LLP as the company's independent registered public accounting firm for the 2007 fiscal year, each share of common stock outstanding as of the close of business on the record date is entitled to one vote. The affirmative vote of a majority of the votes cast at a meeting where a quorum is present will be sufficient to ratify the company’s appointment of KPMG LLP.

Voting on Other Matters

With respect to any other matter that properly comes before the annual meeting, the designated proxies will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion in the best interests of the company, in either case in accordance with applicable law. At the date this proxy statement went to press, the board of directors had no knowledge of any business other than that described in this proxy statement that is expected to come before the annual meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about any person known by management (other than officers and directors) to have been the beneficial owner of more than 5% of our common stock as of December 31, 2006:

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding as of Record Date
Franklin Mutual Advisers, LLC (1) 101 John F. Kennedy Parkway Short Hills, NJ 07078	12,054,340	32.6%
ClearBridge Advisors, LLC (2) 100 First Stamford Place Stamford, CT 06902	2,166,634	5.9%

(1)

Franklin Mutual Advisers, LLC (“FMA”), is an investment adviser registered with the SEC under the Investment Advisers Act of 1940. One or more of FMA’s advisory clients are the beneficial owners of the shares of the Company’s common stock listed above. Pursuant to investment advisory agreements with these clients, FMA has sole voting and investment power over the securities owned by its clients which FMA manages. However, FMA has no interest in dividends or proceeds from the sale of such securities and disclaims beneficial ownership of all the securities held by its advisory clients. Three of FMA’s investment management clients: Mutual Shares Fund, Mutual Beacon Fund, and Mutual Discovery Fund, each a series of Franklin Mutual Series Fund Inc., an investment company registered with the SEC under the Investment Company Act of 1940, beneficially own 4,423,071 shares, 1,967,636 shares, and 2,247,600 shares, respectively, or 12.0%, 5.3%, and 6.1% respectively, of the Company’s common stock. Based on information supplied by FMA on March 6, 2007.

(2)	Based on 13G filing dated February 6, 2007. Reporting persons also include Smith Barney Fund Management LLC and ClearBridge Asset Management, Inc.

Security Ownership of Directors, Nominees for Director and Executive Officers

The following table provides information, as of April 13, 2007, regarding the beneficial ownership of our common stock by the directors, the nominees for director, and the executive officers named in the summary compensation table and all directors, nominees and executive officers as a group. The number of shares shown in the table includes the number of shares that the person specified may acquire by exercising options that may be exercised within 60 days after April 13, 2007.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock Owned
Armando Codina (a)	3,037,040	8.2%
David M. Foster (b)	24,101	*
Adolfo Henriques (c)	175,073	*
James E. Jordan	3,487	*
Gilbert H. Lamphere (d)	16,313	*
Joseph Nemec (e)	19,310	*
Jorge Perez	3,101	*
Wellford L. Sanders, Jr.	2,075	*
Rosa Sugrañes	1,327	*
George R. Zoffinger	3,435	*
John D. McPherson (f)	178,633	*
Daniel H. Popky	59,534	*
Heidi J. Eddins (g)	62,828	*
Jorge San Miguel	79,325	*
All executive officers and directors as a group (14 persons)	3,665,582	9.9%

*	Less than 1%.
(a)	Includes shares issued on April 27, 2006 to Armando Codina and affiliated entities in connection with the Company’s acquisition of Codina Group, Inc. and certain property interests, 1,012,766 shares held in escrow that are contingent upon satisfaction of certain conditions, 171,343 shares held in escrow for potential post closing adjustments and indemnifications. 3,860 shares delivered to Mr. Codina pursuant to a post closing working capital adjustment, 23,635 shares of restricted stock and 715 shares acquired through the FECI Employee Stock Purchase Plan as of March 31, 2007. See Transactions with Related Persons on pages 40—41.
(b)	Includes beneficial ownership of 8,402 shares of common stock that may be acquired by exercise of options.
(c)	Includes beneficial ownership of 12,603 shares of common stock that may be acquired by exercise of options.
(d)	Includes beneficial ownership of 8,402 shares of common stock that may be acquired by exercise of options.
(e)	Includes beneficial ownership of 8,402 shares of common stock that may be acquired by exercise of options.
(f)	Includes beneficial ownership of 76,155 shares of common stock that may be acquired by exercise of options and 4,590 shares acquired through the FECI Stock Fund in Mr. McPherson’s 401(k) Plan as of March 31, 2007.
(g)	Includes 373 shares acquired through the FECI Stock Fund in Ms. Eddins’ 401(k) Plan and 651 shares acquired through the FECI Employee Stock Purchase Plan as of March 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and any persons owning more than 10% of a class of our stock to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the NYSE. During 2006, our executive officers and directors filed with the SEC, on a timely basis, all required reports relating to transactions involving our equity securities beneficially owned by them with the exception of a Form 4 for Bradley Lehan, which reported 59 shares that were surrendered for tax withholding obligations. That report was filed four days late due to an administrative error. We have relied on the written representations of our executive officers and directors and copies of the reports they have filed with the SEC in reaching this conclusion.

Corporate Governance

The board of directors has adopted corporate governance guidelines to address significant principles of governance of the company. The guidelines cover topics including board composition and director qualification, education and evaluation, directors’ responsibilities, director compensation, board size, committees and committee composition, and management succession. The guidelines limit the number of board seats a director may hold to three (3) public companies, unless the board determines that service on additional boards would not impair the ability to serve effectively on FECI’s board.

Independence of Directors

Our governance guidelines provide that a majority of the board shall meet the independence requirements of the NYSE. No director qualifies as independent unless the board determines that the director has no direct or indirect material relationship with the company. In making that determination, the board applies the following categorical standards:

A director who is an employee, or whose immediate family member is an executive officer of the company may not be deemed independent until three years after the end of such employment relationship.

A director who receives, or whose immediate family member receives more than $100,000 per year in direct compensation from the company, other than director and committee fees, is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

A director who is employed, or whose immediate family member is employed as an executive officer of another company where any of the company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

A director who, or whose immediate family member, serves as an executive officer of a charitable organization that received contributions from the company within the preceding three fiscal years with contributions exceeding, during any single fiscal year, the greater of $100,000, or 2% of such charitable organization’s consolidated gross revenues will not be considered independent.

In addition to the categorical standards set forth above, each year the board reviews all direct and indirect relationships of any type that a director or any member of his or her immediate family has with the company, including its subsidiaries, to determine whether any such relationship is inconsistent with a determination that the director is independent. The board of directors reviews all the facts and circumstances of such relationships.

The board determined, based on its review, that all directors meet our standards for independence, except Mr. Henriques and Mr. Codina, who are employees of the company. The transactions between the company and Mr. Codina are discussed on pages 40–41.

Selection of Director Candidates

The nominating and corporate governance committee is responsible for developing a slate of director nominees for approval by the board of directors. The committee’s goal is to assemble a board that brings to the company a variety of perspectives and skills in light of the business and strategy of the company. To develop a slate of candidates for the board’s consideration, the committee considers the appropriate size of the board and the needs of the company. The committee oversees an evaluation of the current members of the board in light of the skills and experience that are relevant to the company’s business. If any member of the board does not wish to continue in service or if the committee recommends that a member not be re-nominated, the committee identifies the desired skills and experience desirable to complete the board slate. The committee strives to balance the considerable benefit of continuity of knowledge, skills and experience with the periodic injection of new perspectives.

Among other things, when assessing a candidate’s qualifications, the committee considers many factors about the prospective nominee, including the ability to represent the interests of all shareholders, the candidate’s standards of integrity, commitment and independence of thought and judgment; the ability to dedicate sufficient time, energy and attention to the diligent performance of a director’s duties, including the candidate’s service on other public company boards as set forth in our guidelines, and the extent to which the candidate contributes to the diversity of talent, skill, and experience of the board as a whole. The committee considers all of these qualities when determining whether or not to recommend a candidate. The committee may utilize a search firm to help identify candidates who meet the qualifications established by the committee. The committee may also receive and consider suggestions from other board members and management. Additionally, the committee considers qualified candidates for directors suggested by our shareholders, including nominations made pursuant to our Articles of Incorporation. Shareholders may suggest qualified candidates for director by writing to the chair of the nominating and corporate governance committee or our corporate secretary at Florida East Coast Industries, Inc.,10151 Deerwood Park Blvd., Building 100, Suite 350, Jacksonville, Florida 32256.

All of the directors nominated by the Board are standing for re-election.

Equity Ownership Guidelines for Executives and Directors

In 2005, the nominating and corporate governance committee approved stock ownership guidelines applicable to the chief executive officer and the other senior executives named in the Summary Compensation Table on page 25. The CEO is required to acquire and hold at least four times his base salary in company stock and the other executives are required to acquire and hold three times their base salary. Although the executives have three years to achieve such ownership, each of the current senior executives exceeded that ownership level in 2006. The equity holdings include restricted and unrestricted stock but do not include stock options. A newly hired executive will have five years to accumulate the required ownership level.

The board has adopted stock ownership guidelines that require directors to accumulate stock in the company over no more than five years equal in value to five times the annual cash retainer.

Code of Conduct

The company has adopted a Code of Conduct that applies to all employees and directors of the company. The Code of Conduct includes a code of ethics that applies to the Chief Executive Officer,

Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The entire Code of Conduct is posted on the company’s website (www.feci.com) and is available in print form upon request. The Code is distributed annually to all employees and directors. We may post on our website amendments to or waivers of the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this document or any other document filed with the SEC.

Executive Sessions of Non-Management Directors

Non-management directors meet regularly in executive session without management. Non-management directors are all those directors who are not company officers but could include directors, if any, who are not “independent” because that director has a material relationship with the company. No current non-management director has such a relationship. The only management directors on our board are Adolfo Henriques, Chairman, President and Chief Executive Officer, and Armando Codina, President and Chief Executive Officer of our real estate business, Flagler Development Group. An executive session is scheduled at each regularly scheduled board meeting. Executive sessions are chaired by the committee chairpersons on a rotating basis unless the non-management directors select a different director to preside due to the topic being discussed.

Communications with Directors

Any interested party who desires to communicate with the board of directors may do so by writing to: Non-Management Directors, Florida East Coast Industries, Inc., 10151 Deerwood Park Blvd., Building 100, Suite 350, Jacksonville, Florida 32256. As directed by the board, such communications are forwarded by the secretary to the directors, as appropriate, depending on the facts and circumstances of the communication received. Communications labeled confidential will be forwarded to the chair of the audit committee. Pursuant to the board’s delegation, the chair of the audit committee will distribute such communications to other members as the facts and circumstances require. Any communication regarding accounting, internal accounting controls and auditing matters will be forwarded by the secretary to the chair of the audit committee.

Board of Directors and Board Committees; Meetings and Attendance

The board of directors holds quarterly meetings, including one meeting following the annual meeting of shareholders, and other meetings when called in accordance with our by-laws. During 2006, the board of directors held eight (8) meetings.

Attendance

During 2006, all of the directors attended at least 75% of the total number of board and applicable committee meetings. Board members are expected to attend the company’s annual meeting of shareholders. All board members attended the 2006 annual meeting of shareholders.

Committees

To assist it in carrying out its duties, the board of directors has authority to appoint committees. Under that authority and in compliance with the requirements of the New York Stock Exchange, the board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which is composed of non-employee independent directors. The table below indicates 2006 committee membership:

Director	Audit	Compensation	Nominating & Corporate Governance
Armando Codina
David M. Foster	X		X
Adolfo Henriques
James E. Jordan		Chair	X
Gilbert H. Lamphere	X	X
Joseph Nemec		X	Chair
Jorge Perez			X
Wellford L. Sanders, Jr.	Chair
Rosa Sugrañes		X
George Zoffinger	X

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for (a) identifying individuals qualified to become board members and recommending director nominees to the board, (b) recommending directors for appointment to the board’s committees, (c) evaluating and reporting to the board regarding director independence, (d) overseeing the orientation and continuing education program for directors and evaluations of the performance of the board, its committees and directors, (e) recommending corporate governance guidelines and (f) overseeing compliance with the guidelines and the company’s code of conduct.

The governance guidelines and the current charter of the nominating and corporate governance committee are posted on our website (www.feci.com) and are available in print form upon request. The committee, as its charter requires, is comprised solely of non-employee directors meeting the independence requirements of the NYSE. The nominating and corporate governance committee held six (6) meetings in 2006.

Compensation Committee

The compensation committee periodically reviews the company’s compensation philosophy, policies, practices and procedures, and makes recommendations to our board of directors concerning changes, as appropriate. The board of directors has delegated to the compensation committee the responsibility of assuring that the chief executive officer and other senior executive officers are compensated in a manner consistent with these compensation policies. The compensation committee reviews and determines annually the individual elements of total compensation for our senior executive officers. The compensation of the chief executive officer is also subject to the approval of the non-management members of the board. The committee reviews the compensation of the directors and reports to the board on that matter. The compensation committee considers the advice of independent outside consultants and compensation survey data in determining the amounts and types of compensation the company pays to its executive officers and directors. In addition to establishing the base salary of the executive officers, the compensation committee administers the company’s cash incentive plan and stock incentive plan. The committee also oversees employee benefits and perquisites. The compensation committee oversees the performance of the company’s Retirement Committee in administering savings and retirement plans and reports its findings to the board of directors. The current compensation committee charter is available on our website (www.feci.com) and is available in print form upon request. The committee is composed of non-employee directors meeting the independence requirements of the NYSE. The committee held four (4) meetings in 2006.

Executive officers from time to time provide to the compensation committee publicly available survey data for annual wage increases for non-union employees, including senior executives. In addition, executive officers provide publicly available survey data and proxy data to assist the committee in considering director compensation. The Chief Executive Officer makes recommendations to the committee regarding the wage and incentive compensation of senior executives.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the last completed fiscal year, the compensation committee was composed of James E. Jordan (Chair), Gilbert H. Lamphere, Joseph Nemec and Rosa Sugrañes. None of the members of the compensation committee was an officer or employee of the company or any of its subsidiaries in the last fiscal year or in any prior periods nor had any relationship (other than as a director) with the company requiring disclosure.

Audit Committee

The audit committee (a) assists the board in its oversight of the integrity of the financial statements of the company, the qualifications, independence and performance of the company’s independent registered public accounting firm, the independence and performance of the company’s internal audit function, and compliance by the company with legal and regulatory requirements, (b) has sole authority to appoint, retain, compensate, evaluate and replace the independent registered public accounting firm (subject to ratification by shareholders if deemed appropriate by the board of directors), and (c) prepares the audit committee report included in this proxy statement. The audit committee reviews and approves in advance all audit, audit-related and non-audit services performed by the independent registered public accounting firm (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The audit committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more audit committee members, provided that such approval is presented to the full audit committee at the next audit committee meeting.

The audit committee meets with management, our internal auditors, and our independent registered public accounting firm periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. It discusses these matters with our independent registered public accounting firm, internal auditors, and with appropriate financial management personnel. Both our independent registered public accounting firm and our internal auditors regularly meet privately with the committee and have unrestricted access to the committee. In addition, among its other responsibilities, the audit committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q and where appropriate, our current reports on Form 8-K and other filings with the SEC, and our earnings releases before they are published. Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Our independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, our financial position, results of operations, cash flows and changes in stockholder’s equity in conformity with generally accepted accounting principles, and discusses with the audit committee any issues they believe should be raised with them. In addition, our independent registered public accounting firm audits management’s assessment of internal controls over financial reporting and the effectiveness of such internal controls.

The board of directors has determined that each director who serves on the audit committee is “independent” for purposes of the NYSE listing standards and has the ability to read and understand financial statements. The board has also determined that Mr. Sanders and Mr. Lamphere are “audit committee financial experts” as defined in SEC regulations. The board of directors has adopted a written charter setting out the functions the audit committee is to perform. A copy of the current charter is available on our website (www.feci.com) and available in print form upon request. The audit committee held eight (8) meetings during the fiscal year ended December 31, 2006.

Review, Approval or Ratification of Transactions with Related Persons

The audit committee has the responsibility, under a written policy adopted by the board of directors to review and approve or ratify any transactions between the company (including its subsidiaries) and any significant shareholder, director, nominee for director, or executive officer or any immediate family member of such shareholder, director, nominee or officer.

To the maximum extent practicable, the approval of the audit committee should be obtained before the company enters into the transaction. Transactions that are not pre-approved must be submitted to the audit committee for review and ratification at its next regular meeting.

The audit committee considers the following factors in reviewing a transaction with a related party;

•	The relationship or position of the related person to FECI.

•	The dollar amount of the transaction.

•	The relative importance of the transaction to the related person.

•	The nature and extent of the relationship between the company with whom the related person is affiliated and FECI.

•	The nature and extent of the business relationship which the related person has with the company proposing to do business with FECI.

•	The relative importance of the transaction to FECI.

•	Whether the transaction was competitively bid and the results of such bidding.

•	The relationship of the related person to any director, nominee or executive officer.

•	Whether the transaction is for transportation services provided as a common or contract carrier.

AUDIT COMMITTEE REPORT

The audit committee assists the board in fulfilling its responsibilities for general oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, its independent registered public accounting firm’s qualifications and independence, the performance of its internal auditors and independent registered public accounting firm, and financial risk assessment and risk management. The audit committee oversees the company’s relationship with its independent registered public accounting firm (which reports directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receive appropriate funding, as it deems necessary, to obtain such advice and assistance.

In carrying out its responsibilities, the audit committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the company’s management;

•

supervises the relationship between the company and its independent registered public accounting firm, including having direct responsibility for the appointment, compensation and retention of the accounting firm; reviewing the scope of audit services; approving all non-audit services, if any; and confirming the independence of the company’s independent registered public accounting firm;

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the company’s policies relating to legal and regulatory compliance, ethics and conflicts of interest; and

•	reviews the company’s internal audit program.

The company’s management has responsibility for preparing the company’s financial statements and for the financial reporting process. The company’s independent registered public accounting firm,

KPMG LLP, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States, an opinion on management’s assessment of the effectiveness of the company’s internal control over financial reporting and an opinion regarding the effective operation of the company’s internal control over financial reporting. The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

In this context, the audit committee reports as follows:

The audit committee reviewed the company’s audited consolidated financial statements as of and for the year ended December 31, 2006, and discussed those financial statements with management.

The audit committee has discussed with the company’s independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§380).

The audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), and has discussed with the company’s independent registered public accounting firm its independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements referred to above be included in the company’s Annual Report on Form 10-K for 2006.

Audit Committee:

Wellford L. Sanders, Jr., Chair

David M. Foster

Gilbert H. Lamphere

George Zoffinger

Director Compensation

The following table discloses the cash, stock awards and other compensation paid to each of the Company’s non-management directors during the fiscal year ended 2006.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Value of Stock Received in Lieu of Cash Retainer (3)	All Other Compensation (4)	Total ($)
Foster, David (a)	$46,010	$49,997	$29,964	$192	$126,163
Jordan, James (b)	$74,750	$49,997	0	$192	$124,939
Lamphere, Gilbert (c)	$72,000	$49,997	0	$192	$122,189
Nemec, Joseph (d)	$86,750	$49,997	0	$192	$136,939
Perez, Jorge (e)	$24,010	$49,997	$29,964	$192	$104,163
Sanders, Wellford (f)	$75,250	$49,997	0	$192	$125,439
Sugrañes, Rosa (g)	$16,010	$24,993	$17,451	$157	$58,611
Zoffinger, George (h)	$20,010	$24,993	$17,451	$157	$62,611

(1)	Non-management directors receive the following compensation, which is payable in cash:

•	An annual retainer of $30,000 per year. Directors may elect to receive the retainer in shares of Company stock;

•	A fee of $2,000 for each board meeting attended;

•	A fee of $2,000 for each committee meeting attended;

•

Fees for each committee chairperson per year: Audit Committee—$15,000, increased from $7,500 effective June 1, 2006; Compensation Committee—$10,000, increased from $5,000 effective June 1, 2006; Nominating and Corporate Governance Committee—$10,000, increased from $5,000, effective June 1, 2006;

•

Each director is entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the board of directors or its committees and related activities, including director education courses and materials;

•	Management directors receive no additional compensation for service as a director.

(2)

Each director received shares of restricted stock having a fair market value at the time of such grant of $50,000 upon election or re-election to the board. Fifty percent of these shares vest on each of the six-month and one-year anniversaries of the date of the grant. In 2006, upon election, each director received 895 shares of restricted stock; the shares were granted on June 1, 2006 with a grant date fair value of $55.85 per share. The value shown in the table for stock awards is the cost recognized for financial accounting purposes pursuant to FAS 123(R).

(3)	Represents the cost recognized for financial accounting purposes pursuant to FAS 123(R) with respect to shares received in lieu of cash.
(4)	Directors are paid dividends on restricted shares.
(a)	At December 31, 2006 Mr. Foster held options to acquire 8,402 shares of common stock and 447 shares of unvested restricted stock.
(b)	At December 31, 2006 Mr. Jordan held 447 shares of unvested restricted stock.
(c)	At December 31, 2006 Mr. Lamphere held options to acquire 8,402 shares of common stock and 447 shares of unvested restricted stock.
(d)	At December 31, 2006 Mr. Nemec held options to acquire 8,402 shares of common stock and 447 shares of unvested restricted stock.
(e)	At December 31, 2006 Mr. Perez held 447 shares of unvested restricted stock.
(f)	At December 31, 2006 Mr. Sanders held 447 shares of unvested restricted stock.
(g)	At December 31, 2006 Ms. Sugrañes held 447 shares of unvested restricted stock.
(h)	At December 31, 2006 Mr. Zoffinger held 447 shares of unvested restricted stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, nine directors are to be elected to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

Nominees

The nine individuals named below are the nominees for election as directors. The designated proxies named on the accompanying proxy card intend to vote for the election of the persons named below to the board of directors. All of the nominees are currently members of our board of directors. Certain information concerning each of the nominees is set forth below. A shareholder’s proxy will be voted for the election of these nominees unless otherwise indicated by the shareholder.

The board of directors knows of no reason why any nominee for director would be unable to serve as a director. If any nominee should, for any reason, be unable to serve, the shares represented by all valid proxies would be voted for the election of such other persons as the board of directors may designate.

Name	Director Since	Age	Principal Occupation or Employment for the Past Five Years; Other Directorships
ARMANDO CODINA	2006	60	President and CEO, Flagler Development Group since April 27, 2006; formerly Founder and Chairman of Codina Group, Inc., a real estate investment, development, construction, brokerage and property management firm established in 1979 and acquired by the company on April 27, 2006. Director, AMR Corporation, Merrill Lynch & Co., Inc., and General Motors Corporation.
DAVID M. FOSTER	2000	72	Independent business consultant, Jacksonville, Florida; Director, SunTrust Bank/North Florida and Gate Petroleum Company. Real estate specialist for Jacksonville Greyhound Racing, Inc.
ADOLFO HENRIQUES	1998	53	Chairman, President and Chief Executive Officer, FECI since March 28, 2005, formerly Southern Region CEO of Regions Financial Corporation, a bank holding company, since February 2004. Previously Group CEO of Union Planters Bank from July 2001 to February 2004 (date of merger of Regions Financial Corporation and Union Planters Bank).
GILBERT H. LAMPHERE	2000	54	Managing Director, Lamphere Capital Management, a private equity firm, 1999 to present; Former Director, Canadian National Railway Company; Former Chairman, Illinois Central Railroad.
JOSEPH NEMEC	2000	66	Senior Vice President, Booz, Allen and Hamilton. Director, Black & Veatch, a privately held engineering and construction company.
JORGE PEREZ	2005	57	Chairman, The Related Group of Florida, a residential development, construction services and property management firm operating primarily in Florida; Director, Regions Financial Corporation, a bank holding company.
WELLFORD L. SANDERS, JR.	2005	61	Managing Director, Wachovia Capital Markets, LLC, an affiliate of Wachovia Corporation and its predecessors, since 1997; Chairman, Hancock Fabrics, Inc.
ROSA SUGRAÑES	2006	49	Chairman and founder of Iberia Tiles, an independently owned distributor of ceramic tile, marble and stone. Board Member, Rosa Gres Group of Barcelona, Spain, a manufacturer of ceramic tiles.
GEORGE R. ZOFFINGER	2006	59	President and CEO of the New Jersey Sports and Exposition Authority since March 2002. Previously served as President and CEO of Constellation Capital Corp. from February 1998 to March 2002. Director, Virgin Media Inc. and New Jersey Resources Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF EACH

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR

The audit committee of the board of directors has appointed KPMG LLP to serve as the independent registered public accounting firm to audit the company’s 2007 financial statements.

KPMG served as our independent registered public accounting firm for the fiscal years ending December 31, 2006, 2005, and 2004. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement if they desire to do so. The KPMG LLP representatives are also expected to be available to respond to appropriate questions.

The board is submitting the selection of KPMG LLP to our shareholders for ratification. In the event shareholders fail to ratify the selection, that vote will be considered by the audit committee in determining whether to select a different firm. Even if the selection of KPMG LLP is ratified, the audit committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Audit Fees. During the year ended December 31, 2006, we paid $530,000 in fees to KPMG LLP for professional services rendered for the audit of the annual consolidated financial statements and review of our financial statements included in our quarterly reports during that period, the audit of management’s assessment of internal controls over financial reporting and the audit of the effectiveness of internal controls over financial reporting. The December 31, 2006 audit included Codina Group Inc. acquired in 2006. During the year ended December 31, 2005, we paid $450,000 in fees to KPMG LLP for professional services rendered for the audit of the consolidated financial statements.

Audit Related Fees. We paid $58,500 and $25,000 in audit related fees to KPMG LLP for professional services related to the audits of employee benefit plans for years 2006 and 2005, respectively.

Tax Fees. None in years 2006 and 2005.

All Other Fees. In 2006, we paid $418,000 in fees to KPMG in connection with the Codina acquisition and the audit of the December 31, 2005 financial statements of Codina Group Inc. and $14,000 in connection with an employee benefit plan form S-8 registration statement. No other fees were paid in 2005.

Audit Committee Pre-Approval Policies and Procedures

The audit committee reviewed and approved in advance the audit and audit-related services described above. The audit committee delegated to the chair of the committee the responsibility to pre-approve non-audit services to be performed by the independent registered public accounting firm and any such approvals are presented to the full audit committee at the next committee meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE RATIFICATION OF KPMG LLP

AS FECI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR YEAR ENDING DECEMBER 31, 2007

Compensation Discussion and Analysis

The objective of our compensation program is to attract and retain quality people, to provide them competitive base salaries and incentive compensation and reward performance that creates long-term shareholder value. Our company engages in two lines of business: real estate (acquisition, development, construction, leasing, management, and selective sales) and freight transportation services. Our compensation program is a single structure with performance metrics applicable to each of our businesses; the performance metrics are designed to reward outcomes specific to each of these businesses that we believe create value for our shareholders. In addition, there are individual performance metrics for executive officers.

The compensation committee of our board of directors oversees our compensation program and determines the compensation of our senior executives. The compensation committee reviews and determines annually the individual elements of total compensation for our senior executive officers. The compensation of the chief executive officer is also subject to the approval of the non-management members of the board. The committee reviews the compensation of the directors and reports its findings and recommendations to the board. The compensation committee considers the advice of independent outside consultants and compensation survey data in determining the amounts and types of compensation the company pays its officers and directors; the committee did not utilize an outside consultant in 2006. In addition to establishing the base salary of the executive officers, the compensation committee administers the company’s cash incentive plan and stock incentive plan. The committee also oversees employee benefits and perquisites. The compensation committee oversees the performance of the company’s Retirement Committee in administering savings and retirement plans and reports its findings to the board of directors.

Our compensation program has four basic components: base salary, annual cash incentive, long-term equity incentive and benefits. With the exception of the CEO, we do not have a retirement plan for current employees other than our tax qualified 401(k) plan. The CEO has a supplemental executive retirement plan (“SERP”) which is explained below. The compensation committee believes that besides base salary and benefits, all other forms of compensation—i.e., annual cash incentives and long term equity incentive compensation—should be at risk and performance based. We also require our senior executives to retain significant company stock holdings to align their interests with our shareholders.

Benchmarking

Periodically, but not annually, we examine our compensation programs with the assistance of a compensation consultant to determine if our compensation programs are competitive. The last time that we conducted an extensive competitive pay assessment was in 2003 and we reviewed and refined that analysis in 2004. The consultant was Mercer Human Resource Consulting. The primary methodology utilized in that review was surveys, with adjustments made to account for our company’s operational complexity, asset make up and market/revenue ratios. Proxy data from peer companies were used to supplement the survey data. The result of this review was to establish ranges of salary, annual cash incentives and long-term incentives for senior executive officers intended to be at approximately median levels.

The select peer group used as market comparators when the review was done included the following companies: for the railroad, the peer group included Wabtec Corp., The Greenbrier Companies and Genesee & Wyoming Inc., for the real estate business, the peer group included Forest City, Trammell Crow Co., St. Joe Company, Catellus Development, W P Carey & Co., Mission West Properties, Inc. and Price Legacy Corp.

BASE SALARY

The compensation committee sets base salaries of our senior executive officers, taking into consideration the executive’s scope of responsibilities, experience and individual job performance. The committee also takes into consideration increases in wages paid to our railway and real estate management and to railway employees who are covered by collective bargaining agreements. Those salary increases were between 3% and 3.5% for 2006. In addition, the committee considers published survey data. In setting base salaries for 2006, the Committee reviewed published survey data from Mercer, World at Work, The Conference Board and Hewitt Associates, LLC. The chief executive officer makes recommendations to the compensation committee for base salary adjustments of his direct reports. For 2006, the CEO recommended that executives’ salaries be increased by 3.5%.

The 2006 base salaries for Messrs. Henriques, Popky, and McPherson and Ms. Eddins were adjusted based on this review. Mr. Codina’s salary was established by negotiation in the context of our acquisition of his company and his property interests. Mr. San Miguel was Chief Financial Officer of the Codina Group when the acquisition occurred and was named Executive Vice President and Chief Investment Officer of the company in June 2006 at the same salary he was paid by Codina Group.

In November 2006, the company stopped providing financial planning and tax preparation services for senior executives. Four senior officers were receiving these services. To make those executives whole, the committee approved an increase in the salaries of Messrs. Henriques, Popky, and McPherson and Ms. Eddins of $17,000 for the cost of the service. The committee made this decision at the recommendation of management. With the Codina acquisition and an increase in senior staff, the company’s costs of the service would have grown.

The base salaries paid for fiscal year 2006 to the principal executive officer, principal financial officer and the four most highly compensated executives are shown on the Summary Compensation Table (SCT) on page 25.

The base salaries for each of the executive officers shown on the SCT were increased by 3.5% effective January 1, 2007. The adjustment was determined after reviewing survey data published by Mercer, Hewitt Associates, LLC, World at Work, The Conference Board and Watson Wyatt for various employee groups, including executives and salaried management, as well as the planned increases for our management, and railway employees. The survey data reflected proposed 2007 salary increases ranging from 3.5% to 3.9%.

NON EQUITY (CASH) ANNUAL INCENTIVE PLAN

We have a cash incentive plan for all of our employees who are not covered by a collective bargaining agreement. The range of incentive compensation target opportunity is between 5% and 75% of base salary. For the most part, the target and maximum bonus opportunity for our senior executive officers is set forth in their employment agreements. We discuss our employment agreements below. We pay annual cash incentives to motivate our executives and employees to deliver performance that we believe creates shareholder value. Because our company competes in distinct industries, we develop performance targets that are unique to each business and we measure the financial metrics that we believe investors consider most important in assessing the value of our businesses. The financial and development targets are set after the capital and operating budgets of each business are developed and approved by the board of directors. Management makes recommendations of the performance metrics for threshold, target and maximum annual incentive opportunities and discusses those recommendations with the compensation committee which approves or modifies management’s recommendations. The committee does have discretion to adjust incentive plan results. For example, the railway’s operations were impacted by Hurricanes Frances and Jeanne in 2004 due to prolonged power outages. The committee excluded the hurricane impact in determining EBITDA performance and awarded a maximum bonus to railway employees because of the extraordinary efforts of the Railway personnel to restore operations even though the Railway’s financial performance was adversely impacted by the hurricane.

The targets for 2006 were established (exclusive of Codina Group specific targets) in February 2006. We acquired the Codina Group on April 27, 2006. The Codina Group related targets were finalized in August 2006.

RAILWAY TARGETS

For the railway, we believe that growth in earnings before interest, taxes, depreciation and amortization (EBITDA) and return on net assets (RONA) are the key drivers of value creation. EBITDA is a primary component of cash flow and many investors value railroads based on multiples of EBITDA. The productive use of capital invested in the business (or RONA) is, in our view, also a key source of value creation.

EBITDA

The targets for the railway are established to motivate employees to exceed prior year performance. The committee’s policy is to require year over year improvement in EBITDA to earn target incentive compensation. Management recommended and the committee agreed that for railway employees to earn a threshold incentive, EBITDA must be at least equal to the prior year; target incentive is generally tied to budget, provided that the budget forecasts year over year growth; maximum incentive is earned for superior EBITDA growth. To establish the growth rates for threshold, target and maximum incentive, the committee considers industry forecasted growth rates in addition to our railway’s budget. For 2006, the industry and our railway forecasted EBITDA growth higher than historical rates. Because of the forecasted growth rate, the committee established incentive targets that required at least a 5% improvement in EBITDA year over year to earn a threshold incentive payment. A threshold incentive is 25% of the target incentive. To achieve a target level incentive, EBITDA was required to be 12% higher than the prior year. This growth rate was higher than the forecast for the industry. Maximum incentive required 15% EBITDA improvement.

Additionally the compensation committee determined that incentive compensation would not benefit from the insurance recoveries received by the company in 2006 for hurricane related damages and lost profits incurred in 2005. In addition, management recommended and the committee approved a policy, beginning in 2007, not to adjust results for lost revenues, extra expenses or insurance recoveries or reimbursements if the railway is impacted again by hurricanes. These decisions were made to motivate railway employees to develop improved means to address the impact of hurricanes in light of predictions by experts of a long cycle of increased hurricane activity.

Return On Net Assets (RONA)

The RONA target is intended to measure efficiency by comparing railway profits to railway assets. To improve RONA, we must increase operating profit and/or decrease capital employed in the business.

RONA is a measure of how well we utilize the assets deployed in the business. RONA is calculated by dividing rail operating profit after tax (NOPAT) by average net assets. NOPAT is calculated by deducting book taxes and an estimate of the imputed interest expense in operating leases from railway operating income. Railway operating income is for rail operations only and does not include asset sales or right of way income. Average net assets are calculated by averaging the beginning and end of year net assets. Net assets includes net property plant & equipment, net operating working capital (current assets less current liabilities) and an estimate of the present value of operating leases. Net assets excludes non-operating rail assets, cash, current income tax liabilities or assets, and current debt.

For 2006, threshold RONA target was set at 9.9%, even though that return is higher than what RONA would be if based on the threshold EBITDA growth. This difference motivates railway management to focus carefully on the capital employed in the business. Target RONA was 10.6% and maximum was 11.0%.

The weighting of the targets are EBITDA 60% and RONA 40%.

REAL ESTATE TARGETS

For the real estate company, targets are developed for the performance of our existing operations based on continuing rental cash flow and for milestones and successes in our long-term development businesses. For 2006, these milestones were leasing performance (cash flow, occupancy and building stabilization), entitlement initiatives and new building development. In 2006, we also added specific targets that relate to the Codina Group businesses and assets we acquired on April 27, 2006. For 2006, Flagler Development Company metrics represented 75% of the incentive opportunities and Codina Group metrics represented 25% for our real estate business.

Cash Flow

The cash flow metric for our developed property is determined by the realty rental operating profit before depreciation and amortization (OPBDA) reduced by payments for second generation tenant improvements, leasing commissions and building capital expenditures, and adjusted for the non-cash effect of straight line rent. The cash flow metric is also adjusted to reflect tenant improvements and leasing commissions on each lease in the year the lease was signed rather than when the payment is made. There are certain cash costs that are not included in this calculation, such as severance costs related to our Codina acquisition; development capital expenditures; hurricane insurance recoveries or unbudgeted, unanticipated investment opportunities. We believe that improvements in cash flow generated by our real estate operation is an important driver of shareholder value creation. The target for cash flow is based on the budget; for 2006 the target was $38.17 million and maximum was $40.72 million. We also set a target for cash flow from the real estate services businesses at the Codina Group. The target was set based on our assumptions at the time of the acquisition. Target was $4.59 million.

Occupancy

We also establish targets for occupancy levels at our completed and stabilized buildings. Buildings are considered stabilized at the earlier of (i) 90% occupancy or (ii) the one-year anniversary of the issuance of a certificate of occupancy. Each year, many leases expire and we set target occupancy levels to motivate our brokers and agents to renew leases or acquire new tenants. Based on the amount of square feet expiring, the target for year end occupancy was set at 94%, with maximum at 96%. We consider 96% occupancy to be functionally full.

Building Stabilization

We build rental office and industrial buildings on speculation when we believe market conditions are favorable for leasing them up timely and profitably. Our incentive targets are based on the occupancy levels proposed by management when they sought approval to build the buildings. For 2006, the target level was to lease 747,000 square feet of space built on speculation. We also set stabilization targets for buildings in joint ventures that we acquired from Codina. The target for leasing new buildings in the Beacon Lakes joint venture was 378,100 square feet.

Entitlement Initiatives

A significant portion of the value to be created in our real estate business relates to achieving governmental approvals for development, also known as entitlements. These approvals can be development of regional impact (“DRI”) approvals, comprehensive plan amendments, master plan approval, site plan approval and zoning changes or variances. The company owns several tracts of land on which land use changes and government approvals are required to maximize the development potential and value of the asset. In many instances, these approvals can take years to accomplish. Incentive targets are set based on success in achieving milestones toward or, in certain circumstances achieving, development approval. In 2006, the targets related to government approvals applied to the following land assets, which we believe will be considerably more valuable with successful land use changes:

Flagler Crossing—Wetlands permits, comprehensive plan amendment, and traffic concurrency

Cordova Palms—Substantial progress on DRI

Lakeland Central—DRI approval

Lakeland Distribution Center—Traffic concurrency

Beacon Countyline—Inclusion in Urban Development Boundary

Downtown Doral—Zoning change and site plan approval

Boca 54—Site plan approval

Beacon Commons—Zoning change and site plan approval

Beacon Lakes—Modification of development order

Building Starts

The value of our real estate business also grows by successfully building new office and industrial projects and leasing them. Our incentive targets include a metric based on square feet of building starts. Before a building can be built, the investment must be approved by our Corporate management investment committee. The management investment committee includes the CEO, CFO, Chief Investment Officer, and the CEO of our real estate business.

We set threshold, target and maximum ranges of new building development based on the budget. In 2006, the target was set at 739,500 square feet based on a budget of 870,000 square feet, which was the maximum target.

The target for new building starts at the Codina joint ventures was 841,000 square feet at Beacon Lakes.

Finally, the timely completion of an office building that will be our real estate company’s South Florida headquarters was a target for incentive compensation.

INCENTIVE PLAN WEIGHTING FOR NAMED EXECUTIVE OFFICERS

For executives who work solely in one of our businesses, their incentive compensation is based on the performance of that business. The total incentive payment is determined by the respective business performance as compared to the targets described above and the performance of the executive in accomplishing individual goals. For senior executives in our operating businesses, Armando Codina, President and CEO of Flagler Development Group, and John McPherson, President of Florida East Coast Railway, 80% of the incentive opportunity is based on the performance of the business to the pre-approved targets and 20% is based on individual accomplishments.

For executives who work at the corporate level and who are involved in both of our businesses, their bonus is determined as follows: 75% of the incentive opportunity is determined by the performance of each business, weighted equally 37.5% for each, and 25% is based on the executive’s performance to pre-established individual goals. This weighting applies to Messrs. Henriques, Popky and San Miguel and Ms. Eddins.

The individual objectives for the executives are specifically tailored to that executive’s area of responsibility and are intended to motivate results and transactions that the committee believes are important to the strategic short and long term goals of the company. The executive officers submit proposed individual objectives to the CEO. The CEO makes recommendations for the compensation committee’s approval regarding the individual objectives for the executives and reports to the committee on the executive’s individual results. The CEO’s individual objectives are established through discussions between the CEO and the compensation committee.

TARGET CASH INCENTIVE

Target incentive opportunity for the named executive officers is as follows:

Adolfo Henriques Armando Codina	75% of Base Salary 65% of Base Salary
Daniel Popky John McPherson Heidi Eddins Jorge San Miguel	50% of Base Salary 50% of Base Salary 50% of Base Salary 50% of Base Salary

LONG TERM INCENTIVE COMPENSATION

The company has a long-term incentive (LTI) compensation plan that awards time vested restricted stock based on performance. Effective in 2006, the compensation committee modified the LTI to eliminate grants of service-based, time vested restricted stock. All awards of restricted stock are based on performance and, if awarded, are time vested. Approximately 200 executives and members of management participate in the LTI. For senior executives, the committee adopted stock ownership requirements to align our executives’ long-term interests with our shareholders. The senior executives (the CEO and each of his direct reports) are required to acquire and hold, during their employment, stock equal in value to four times base salary for the CEO and three times base salary for the other senior executives. We include grants made under our LTI and other outright stock ownership in determining compliance with this requirement.

Restricted stock award opportunities are based on performance. If awarded at the end of the performance period, the stock vests over the next three years on a pro rata basis. We make long-term incentive grants to reinforce business priorities, drive superior long-term performance, instill a sense of ownership, and help insure retention by utilizing vesting periods.

For 2006, stock award opportunities were established in February 2006 for the 2006 performance period. In addition, the committee intends to transition to a three-year measurement period for stock awards beginning with the 2006-2008 period; accordingly the committee also established in February 2006, the award opportunity for that measurement period. Because the committee has decided to have a three-year measurement period, the 2006-2008 period is a transition period. For 2006, 2007 and 2006-2008, the LTI grant opportunity will be based on the performance results under the annual cash incentive plan. For 2006, the grant was based on the results of the annual cash incentive plan; for 2007, the grant will be based on the average of the results in 2006 and 2007; and for 2008, the grant will be based on the average of the results achieved for 2006, 2007 and 2008. The LTI grant is adjusted up or down by 25%, based on how our total shareholder return (TSR) compares to a select peer group. The TSR comparison will also have a three year transition period. In all instances, awards vest over the three-year period after the grant is made.

We compare our TSR to the peer groups set forth below. For the Railway, we use the S & P 1500 Railway Index, which includes the following companies: Union Pacific, CSX, Kansas City Southern, BNSF and Norfolk Southern. For Real Estate, we use the Bloomberg REIT Office Property Index and the Bloomberg REIT Warehouse/Industrial Index (1).

The Railway and combined real estate indices are equally weighted in evaluating our TSR performance as follows: S&P 1500, 50%; Bloomberg Office, 25%; Bloomberg Warehouse/Industrial, 25%. We give equal weight to each of the real estate indices; our portfolio is 44% office product and 56% warehouse.

The vesting schedule for grants made in the 2006-2008 period, if awarded, will be as follows:

2006 award—granted in 2007, vests pro rata in 2008, 2009, 2010

2007 award—granted in 2008, vests pro rata in 2009, 2010, 2011

2008 award—granted in 2009, vests pro rata in 2010, 2011, 2012

The committee believes that having a vesting period after the grant is made is a strong retention feature. A person who exits the company during a performance period does not receive any grant for that performance period.

Vesting will be accelerated only in the event of death, disability, retirement or termination following a change in control. Because the awards are granted based on performance achieved, the committee believes that once a grant is made, in the event an employee dies, becomes disabled or is terminated due to a change in control, the vesting should be accelerated since these events are outside the employee’s control. In addition, if an employee retires after reaching retirement age (60) with the required years of service (ten (10) years), the committee believes that the performance based grant should vest. Normal retirement enables growth opportunities in the work force.

The targets for long term incentives are established based on multiples of salaries for senior management and fixed dollar amounts for other participants. For 2006 and the 2006—2008 performance period, the number of shares that a participant can be granted was established based on the closing price on February 22, 2006, the date the committee approved the grant opportunity. The target LTI grant opportunity was established by the compensation committee as follows: Mr. Henriques’ target LTI grant is 2 times base salary (26,176 shares); Mr. Codina’s and Mr. McPherson’s target grant is 1.5 times base salary (15,054 shares and 11,289 shares respectively), and Mr. Popky , Ms. Eddins and Mr. San Miguel are 1 times base salary (6,451 shares, 6,451 shares, and 5,256 shares respectfully). Participants can be awarded more or less than the target opportunity based on performance. The committee believes this provides additional incentive to executives to focus on long-term shareholder value. The actual grant of restricted stock is made at the compensation committee meeting following the determination of final financial results for the performance period. The long-term incentive opportunity ranges from 25% of target to 175% of target.

(1)	The component companies as of December 29, 2006 are listed below.

Bloomberg REIT Office Property Index		Bloomberg REIT Warehouse/Industrial Index
Alexandria Real Estate Equities Inc.	Highwoods Properties Trust Inc.	AMB Property Corp.
American Financial Realty Trust	HRPT Properties Trust	EastGroup Properties Inc.
Biomed Realty Trust Inc.	Kilroy Realty Corp.	First Industrial Realty Trust Inc.
Boston Properties Inc.	Mack-Cali Realty Corp.	First Potomac Realty Trust
Brandywine Realty Trust	Maguire Properties Inc.	Monmouth REIT
Columbia Equity Trust Inc.	Parkway Properties Inc/Md	Prologis
Corporate Office Properties Trust SBI MD	Reckson Associates Realty Corp.
Equity Office Properties Trust	Republic Property Trust
Government Properties Trust Inc	SL Green Realty Corp.

BENEFITS AND PERQUISITES

The company provides certain benefits and perquisites to executives that are intended to be market competitive. The named executive officers participate in the same health insurance, life insurance, disability insurance, vacation, and 401(k) plan as the rest of management in our businesses. The named executives with employment agreements receive a car allowance of $1,000 per month which is higher than the car allowance of other management. The named executives with employment agreements also are eligible for reimbursement of dues for club memberships which they may use for business entertainment as well as personal use. We pay these perquisites to be competitive and to assist executives in performing their responsibilities. All company employees are eligible to participate in the Employee Stock Purchase Program which allows employees to purchase stock from the company at a 15% discount. The maximum annual amount that may be invested is $25,000. The purpose of the Employee Stock Purchase Plan is to encourage and enable employees to purchase company stock at a discounted rate, and to keep employees’ interests aligned with the interests of our shareholders.

The company did provide financial planning and tax preparation services to Messrs. Henriques, McPherson and Popky and Ms. Eddins. That contract was terminated effective November 1, 2006. We provided these services to help our executives simplify the management of their affairs.

We do pay dividends on unvested restricted stock for all participants. While the stock is restricted from being sold until the restrictions lapse, the recipient is the beneficial owner of the stock.

CEO ARRANGEMENTS

In early 2005, the board of directors appointed Mr. Henriques as Chairman, President and CEO. There are some elements of his compensation package that are unique to him and were included to replace benefits he was foregoing by leaving his prior CEO level position. The primary additional benefit provided solely to Mr. Henriques is the SERP. In 2006, the company credited $130,000 to his SERP, in accordance with his employment agreement. He is entitled to receive a credit of 20% of his base salary each year beginning in 2007. The SERP is credited with interest each year based on the long term federal rate. The interest rate in 2006 was 5%. The SERP was fully vested as of March 28, 2007.

In addition, because Mr. Henriques’ primary residence is in Key Biscayne, Florida, from January 1, 2006 until March 30, 2006, the company reimbursed him for the cost of commuting between south

Florida and the company’s Corporate Office in St. Augustine, Florida. Effective April 1, 2006, Mr. Henriques’ primary office was relocated to Coral Gables, Florida.

TAX ISSUES

Awards under our non-equity (cash) incentive plan and our long-term equity incentive plan are granted pursuant to our stock incentive plan approved by shareholders in 2005. Awards under this plan are intended to qualify as deductible awards under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1 million on the amount of compensation that may be deducted with respect to the named executive officers unless the compensation is performance based, and pursuant to a plan approved by shareholders. The award to Mr. San Miguel reflected in the SCT was an inducement award not made under our Plan and therefore is subject to the limits under Section 162(m).

EMPLOYMENT AGREEMENTS

We have employment agreements with certain of the named executive officers and other senior officers. Brief summaries of the employment arrangements of the named executive officers are set forth below.

Messrs. Henriques, McPherson and Popky and Ms. Eddins were each recruited to the company. We negotiated employment contracts when these executives were recruited for their positions. Messrs. McPherson and Popky each relocated to Florida from Illinois and Georgia respectively; Ms. Eddins relocated to Florida from Connecticut. Mr. Henriques, who served on our board at the time, was recruited from his then current CEO level position. Mr. Codina joined the company and the board of directors upon our acquisition of his company and real property interests. His employment agreement was negotiated during the acquisition negotiations.

The employment agreements provide for the initial base salary, target bonus opportunity and LTI opportunity as well as any unique sign-on arrangements or grants. The employment agreements entitle the executives to participate in our various retirement savings, welfare, fringe benefit, and car allowance plans, programs and arrangements.

In the event that we terminate any of these executives’ employment other than for cause, death or disability, or the executive terminates his or her employment for good reason (as defined in the employment agreements), the employment agreement obligates us to, among other things: (i) continue payments to the executive of an amount equal to two times such executive’s base salary and bonus; (ii) continue the executive's health plan participation for a period up to 18-months; and (iii) accelerate certain restricted stock grants. In addition, we are required to pay any unpaid base salary, unpaid accrued vacation, unpaid bonus for the fiscal year preceding the date of termination (and a stub bonus for Messrs. Henriques and Codina), and unreimbursed expenses. The benefits payable under the employment agreements are more fully discussed in “Potential Payments Upon Termination, Retirement, Death, Disability or Change in Control Termination” beginning on page 29. Also see “Executive Change in Control Agreements”.

The employment agreements also obligate us to provide each of the executives an additional payment in an amount necessary to discharge, without cost to the executive, any excise taxes payable by such executive under Sections 280G and 4999 of the Internal Revenue Code which are applicable to a termination in connection with a change in control.

Executive Change In Control Agreements

In 2001, our board of directors determined that it was in the best interest of the company and its shareholders to amend the provisions relating to a change in control contained in the employment agreements and any other written agreements with certain executive officers. A brief summary of the change in control agreements is set forth below. We have entered into change in control agreements with the following named executive officers: Adolfo Henriques, Armando Codina, John McPherson, Daniel Popky and Heidi Eddins, as well as certain other executives.

Under each change in control agreement, certain payments are to be made by the company to the executive officer if the following double trigger occurs: a change in control occurs during the term of the agreement and the executive officer's employment is terminated (i) without cause by the company or by the executive for good reason at any time on the date of the change in control, or within two years thereafter, or (ii) without cause by the company or by the executive for certain good reasons during the time period beginning three months prior to the change in control and ending immediately upon the change in control, where such termination was requested by the party taking control or was otherwise in anticipation of the change in control.

A change in control occurs, as defined under the change in control agreement; if: (i) a person or a group of affiliated persons becomes the beneficial owner of more than 50% of the total voting power of our outstanding voting securities; (ii) a change in the composition of the board of directors occurs as a result of which fewer than a majority of the directors are incumbent directors (as defined in the change in control agreement); (iii) the company is liquidated or it sells or disposes of substantially all of its assets other than by a spin-off or similar disposition to our shareholders; or (iv) the company is a party to a merger or consolidation in which the shareholders prior to such transaction hold less than 50% of the total voting power of the surviving entity immediately after such transaction. “Good reason” is generally defined under the change in control agreement to include: (i) any diminution in the executive's title, material diminution in the executive’s duties, responsibilities or authority, or the assignment to the executive of duties and responsibilities materially inconsistent with the position held prior to the change in control; (ii) a relocation of the executive's principal business location of over 35 miles or a material increase in the amount of required travel; (iii) a reduction in the executive's annual base salary; (iv) a failure to continue any annual bonus plan or arrangements in which the executive is entitled to participate and no plan with substantially similar benefits is substituted therefor after a change in control; or (v) a failure to permit the executive to participate in cash-or equity-based incentive plans and programs providing the executive with an annualized award value at least equal to the annualized award value provided to the executive immediately prior to the change in control.

In the event of a change in control and employment termination as described above, the executive officer is generally entitled to receive (i) any unpaid base salary, unpaid accrued vacation, unpaid bonus for the fiscal year preceding the date of termination, unreimbursed expenses, and all other payments or benefits to which the executive may be entitled under the terms of any non-severance compensation arrangement or benefit program; (ii) a lump sum cash payment equal to three times the sum of the executive's base salary and target bonus in effect immediately preceding the change in control; (iii) payment of a pro rata portion of the bonus for the fiscal year to which the bonus relates; (iv) acceleration of equity grants; and (v) continuation for three years of participation in all health plans in effect on the date of termination, if the executive continues to pay the applicable employee premium and does not obtain other employment that offers substantially similar or improved benefits.

In the event that the executive officer becomes entitled to payments and/or benefits under the change in control agreement or any other plan, arrangement or agreement with us as a result of a change in control and such payments/benefits will be subject to the tax imposed by Sections 280G and 4999 of the Internal Revenue Code, the executive officer will be entitled to an additional payment from the company in an amount necessary to discharge without cost to the executive officer any such tax imposed unless a 10% reduction in severance benefits would eliminate the tax, in which case the benefits would be reduced accordingly.

Under the change in control agreement, the restrictive covenants (including confidentiality and non-competition and non-solicitation) in any other agreement the executive officer has with us continue to apply after a change in control or termination of employment after a change in control. Furthermore, for a two-year period after the date of termination, the executive officer is prohibited from soliciting any of our employees and interfering in any way with our business relationships. (Mr. Codina is subject to certain restrictive covenants in connection with the company’s acquisition of Codina Group, Inc. and Mr. Codina’s real estate interests.) Subject to certain limitations, the executive officer must release all claims he or she has or may have against us to receive payment under the change in control agreement.

We have change in control agreements in place for senior management because we want to motivate management to work to accomplish a transaction if the board of directors believes such a transaction is in the interest of our shareholders even if that transaction results in the executive’s position being adversely affected.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10K by incorporation by reference to this proxy statement.

Compensation Committee:

George R. Zoffinger, Chair

Gilbert H. Lamphere

Joseph Nemec

Rosa Sugrañes

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Adolfo Henriques, 53 Chairman, President & Chief Executive Officer	2006	$654,883	$250,000	$1,618,161	$736,368	$278,908	$3,538,320

Daniel H. Popky, 42 Executive Vice President & Chief Financial Officer	2006	$324,201		$584,602	$215,477	$41,693	$1,165,973

Armando Codina, 60 President and CEO, Flagler Development Group	2006	$427,173			$432,250	$30,340	$889,763

John D. McPherson, 60 Executive Vice President; President, Florida East Coast Railway, LLC	2006	$377,762		$666,460	$253,452	$43,861	$1,341,535

Heidi J. Eddins, 50 Executive Vice President, Secretary and General Counsel	2006	$324,201		$512,193	$215,477	$43,753	$1,095,624

Jorge B. San Miguel, 46 Executive Vice President, Chief Investment Officer	2006	$266,867		$1,289,509	$175,558	$21,435	$1,753,369

G. John Carey, 52 Former President, Flagler Development Company	2006	$6,654				$1,712,992	$1,719,646

(1)

The salaries shown for Messrs. Codina and San Miguel are the amounts paid for the year 2006. The company acquired the Codina Group in April 2006. Mr. Codina’s base annual salary immediately following the acquisition was $500,000.

(2)

Mr. Henriques received a signing bonus of $500,000 when he joined the company. The bonus was paid in two installments, $250,000 upon joining the company on March 27, 2005 and $250,000 on the first anniversary, March 27, 2006.

(3)

The amounts shown in this column are the costs recognized for financial accounting purposes in the company’s financial statements pursuant to SFAS 123R and include the portion of restricted stock grants made in 2006 and in prior years for which amounts were expensed in 2006. The amount shown for Mr. Henriques includes $1,157,333 of costs recognized in 2006 for grants made when he joined the Company in March 2005. In connection with the company’s acquisition of the Codina Group and related property interests, Jorge San Miguel, then CFO of the Codina Group, was awarded a restricted stock grant of 70,658 shares on May 3, 2006. The value shown in the table is the cost recognized for accounting purposes in the financial statements in 2006. See the table of Grants of Plan-Based Awards for restricted stock grants made in February 2007 based on the performance in 2006. Since the grants were made in 2007, no costs were recognized for these grants in the 2006 financial statements.

(4)

The amounts shown in the “non-equity incentive plan” column reflect annual cash bonuses. The performance relative to the incentive targets under our annual plan, described in the Compensation Discussion and Analysis at pages 15—24 was as follows: Railway, 135%; Real Estate, 133%; Corporate, 134%. With the exception of Mr. Henriques, each of the officers receiving incentive compensation was awarded the same percentage of target for the portion of their incentive compensation that is based on individual performance goals. Mr. Henriques was awarded 200 percent. Bonuses for 2006 were paid on March 14, 2007. Mr. Codina’s bonus was paid based on his salary set forth in his employment agreement, which is $500,000.

(5)	All other compensation includes the following perquisites:

	Mr. Henriques	Mr. Popky	Mr. Codina	Mr. McPherson	Ms. Eddins	Mr. San Miguel	Mr. Carey
SERP	$163,207

Club dues, auto allowance, financial advisory services, company contributions to 401(k), life insurance and long term disability insurance, and housing (1)	$35,202	$25,037	$15,548	$23,495	$28,725	$6,597

Cost of use of private aircraft (1)	$40,536

Reimbursement of taxes for financial advisory services, private aircraft and housing (1)	$11,080	$4,966		$6,102	$4,956

Executive Voluntary Life Insurance (2)			$14,792

Severance package: 150% of annual salary $519,016; 50% of 2005 bonus $112,830; COBRA benefits for 18 months, $13,950; Accelerated vesting of restricted stock, $1,067,196							$1,712,992

Dividends Paid on Restricted Stock	$28,883	$11,690		$14,264	$10,072	$14,838

Total	$278,908	$41,693	$30,340	$43,861	$43,753	$21,435	$1,712,992

(1)

The company reimbursed Mr. Henriques for housing and commuting between Key Biscayne and St. Augustine from January 1, 2006 until March 31, 2006. Effective April 1, 2006, Mr. Henriques’ office was relocated to Coral Gables, Florida. Private aircraft compensation is calculated at the incremental cost to the company.

(2)

The Executive Voluntary Life Insurance Plan was a plan in place at the Codina Group which provided Mr. Codina $5 million of insurance coverage, with a cash accumulation feature. The amounts shown above are the premiums paid by the Codina Group in 2006, through June 30, 2006. The Codina sponsored plan was terminated effective June 30, 2006.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Awards (2)			Grant
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum	Feb. 2006	Feb. 2007	Grant Date Fair Value ($)
Adolfo Henriques		$122,259	$489,038	$978,076
	02/22/07				6,544	26,176	45,808		41,097	$2,628,975
	02/22/06							36,571		$1,821,967

Daniel H. Popky		$40,171	$160,684	$321,368
	02/21/07				1,613	6,451	11,289		10,127	$648,634
	02/22/06							8,735		$435,178

Armando Codina		$81,250	$325,000	$650,000
	02/21/07				3,764	15,054	26,345		23,635	$1,513,822

John D. McPherson		$46,866	$187,465	$374,930
	02/21/07				2,822	11,289	19,755		17,836	$1,142,396
	02/22/06							18,872		$940,203

Heidi J. Eddins		$40,171	$160,684	$321,368
	02/21/07				1,613	6,451	11,289		10,127	$648,634
	02/22/06							8,735		$435,178

Jorge San Miguel		$32,729	$130,916	$261,832
	02/21/07				1,314	5,256	9,198		8,251	$528,477

(1)

The columns entitled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” show the potential cash incentives that the executive officers could earn, based upon the company’s and the individual’s performance to the targets set by the compensation committee for 2006. The targets are discussed in the Compensation Discussion and Analysis (CD&A). The actual amount paid to each of the officers for 2006 is reported on the summary compensation table on page 25. The target levels for the annual cash incentive awards are set forth in the employment agreements with Messrs. Henriques, Popky, Codina and McPherson and Ms. Eddins. The target cash incentives are based on a multiple of base salary as follows: Henriques (75%), Codina (65%), Popky, McPherson, Eddins and San Miguel (50%).

(2)

The columns entitled “Estimated Future Payouts Under Equity Incentive Awards” show the potential number of shares of restricted stock each of the executive officers could be awarded under our long term equity incentive plan, based on the performance of our businesses and our total shareholder return compared to our peer group in 2006. The restricted stock opportunity was established in February 2006. The long term equity incentive plan is discussed in the CD&A.

The number of shares shown under the column labeled February 2007 is the shares of restricted stock awarded under our long term equity incentive plan to the executives based on 2006 results. These shares vest pro rata over three years. Vesting will be accelerated in the event the executive’s employment ends due to death, disability, retirement or termination or resignation with good reason following a change in control of the company.

The column labeled February 2006 shows shares of restricted stock that were granted in February 2006 which were based on the results for 2005. These shares vest pro rata over four years. The vesting would accelerate in the event that the executive’s employment ends due to death, disability, or (for Messrs. Popky and McPherson and Ms. Eddins) termination without cause or resignation with good reason.

The company pays dividends on restricted stock at the same rate it is paid on all other shares outstanding.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the current equity holdings of the named executives as of December 31, 2006. Each equity grant is shown separately for each named executive. The market value of the restricted stock awards is based on the closing market price of our common stock as of December 31, 2006, which was $59.60.

	OPTION AWARDS			STOCK AWARDS
Name of Executive	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date		Number of shares that have not vested	Market Value of Shares that have not vested
Henriques	2,100	$27.97	07/15/08	03/28/05	(1)	53,333	$3,178,647
	1,050	$32.55	05/19/09	08/24/05	(2)	5,643	$336,323
	3,151	$46.12	05/16/10	02/22/06	(3)	36,571	$2,179,632
	3,151	$37.07	05/30/11
	3,151	$23.63	05/30/12

Popky				02/18/04	(4)	8,750	$521,500
				08/25/04	(5)	1,724	$102,750
				02/09/05	(6)	14,695	$875,822
				02/16/05	(7)	5,847	$348,481
				08/24/05	(2)	1,347	$80,281
				02/22/06	(3)	8,735	$520,606

McPherson	52,521	$26.13	02/02/09	08/27/03	(8)	1,687	$100,545
	10,504	$32.85	09/03/09	02/25/04	(9)	1,642	$97,863
	13,130	$40.88	09/06/10	08/25/04	(5)	1,724	$102,750
				02/09/05	(6)	17,144	$1,021,782
				02/16/05	(7)	5,847	$348,481
				08/24/05	(2)	2,358	$140,537
				02/22/06	(3)	18,872	$1,124,771

Eddins				08/27/03	(8)	1,687	$100,545
				02/25/04	(9)	1,642	$97,863
				08/25/04	(5)	1,724	$102,750
				02/09/05	(6)	14,695	$875,822
				02/16/05	(7)	5,847	$348,481
				08/24/05	(2)	1,347	$80,281
				02/22/06	(3)	8,735	$520,606

San Miguel				05/03/06	(10)	70,658	$4,211,217

The footnotes below show the vesting schedule for the remaining unvested portion of the stock awards. All stock options are fully vested.

(1)	Vests in equal annual installments on March 28, 2007 and March 28, 2008.
(2)	Vests in equal annual installments on August 24, 2007, August 24, 2008 and August 24, 2009.
(3)	Vests in equal annual installments on February 22, 2007, February 22, 2008, February 22, 2009 and February 22, 2010.
(4)	Vests in equal annual installments on February 18, 2007 and February 18, 2008.
(5)	Vests in equal annual installments on August 25, 2007 and August 25, 2008.
(6)	Vests on February 9, 2008.
(7)	Vests in equal annual installments on February 16, 2007, February 16, 2008 and February 16, 2009.
(8)	Vests on August 27, 2007.
(9)	Vests in equal annual installments on February 25, 2007 and February 25, 2008.
(10)	25% vests on May 3, 2007, balance vests on May, 3, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Adolfo Henriques			28,549	$1,529,465
Daniel Popky			7,638	$384,664
John D. McPherson	52,949	$1,485,338	6,108	$312,488
Heidi J. Eddins	12,078	$357,428	5,771	$295,278
G. John Carey	50,157	$609,454	34,946	$1,534,129

The values reflected in the column labeled “Value Realized on Vesting” reflect the market value based on the closing price on the date the shares vested.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY $	Registrant Contributions in Last FY (1) $	Aggregate Earnings in Last FY (1) $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last FYE $
Henriques, Adolfo		$130,000	$33,207		$682,273

The company provides a supplemental retirement benefit to Mr. Henriques to replace a retirement plan he forfeited when he joined the company. The company credited $500,000 to the SERP in 2005 and $130,000 in 2006. Beginning in 2007, the company will allocate 20% of Mr. Henriques’ base salary to the SERP. The SERP is credited with earnings in an annual amount equal to the product of the greater of 5% or the applicable federal rate (based on the long term rate for January of each year as defined in the Internal Revenue Bulletin published by the Internal Revenue Service) times the account balance immediately after the last earnings credit.

(1)	The company’s contribution to Mr. Henriques’ SERP and the credited earnings for 2006 are included in the column “All Other Compensation” on the Summary Compensation Table on page 25.

Potential Payments Upon Termination, Retirement, Death, Disability or Change in Control Termination

Employment Agreements

The employment agreements, change in control agreements and restricted stock agreements we have with certain of our senior executives require the company to make certain payments and require accelerated vesting of restricted stock in the event of a termination of employment. Messrs. Henriques, Codina, McPherson and Popky and Ms. Eddins have employment agreements that obligate the company to pay an amount equal to two times such executive’s base salary and bonus and to continue the executive’s health care for up to 18 months in the event of a termination without cause or resignation with good reason. For Messrs. Henriques and Codina, the bonus payment is determined at the greater of (a) the bonus paid in the last completed fiscal year, (b) the average bonus for the 3 years before the year in which termination occurs or (c) the target bonus (without pro-ration) in the year in which termination occurs. For Messrs. McPherson and Popky and Ms. Eddins, the bonus payable is based on target. Messrs. Henriques and Codina are also entitled to a pro rata bonus, also calculated as described above, for the year in which termination occurs. The restrictions on the stock awarded to Mr. Henriques when he joined the company and certain unvested restricted stock held by Daniel Popky, John McPherson and Heidi Eddins would lapse in the event of a not for cause termination, good reason resignation, death or disability. Messrs. McPherson and Carey and Ms. Eddins’ employment agreements provide that in a not for cause termination or a good reason resignation, if the employee becomes employed by a competitor within the first twelve months following termination, the company’s obligations will be offset by compensation paid by the competitor. The agreements with

Messrs. Henriques, Codina and Popky do not have such a set off requirement. The agreements also require that the employee not solicit any company employees for the one year non-compete period. Executives are also required to maintain the confidentiality of the company’s information.

Change in Control Agreements

In the event of a change in control and employment termination, the executive officer is generally entitled to receive (i) any unpaid base salary, unpaid accrued vacation, unpaid bonus for the fiscal year preceding the date of termination, unreimbursed expenses, and all other payments or benefits to which the executive may be entitled under the terms of any non-severance compensation arrangement or benefit program; (ii) a lump sum cash payment equal to three times the sum of the executive's base salary and target bonus in effect immediately preceding the change in control; (iii) payment of a pro rata portion of the bonus for the fiscal year to which the bonus relates; (iv) acceleration of equity grants; and (v) continuation for three years of all health plans in effect on the date of termination, if the executive continues to pay the applicable premium and does not obtain other employment that offers substantially similar or improved benefits. In a change in control termination, the non-solicitation period is for two years and the executive must sign a release.

Set forth below are the estimated cash and non-cash payments and benefits which the officer would receive, assuming the termination occurred on December 31, 2006. The closing market price on December 31, 2006 was $59.60, which is the price used to calculate the value of accelerated vesting of restricted stock.

Assumptions

Severance

The assumptions we use to calculate the severance payments for salary and bonus are the 12/31/06 salaries for each executive, as follows:

		Target Bonus Percentage
Mr. Henriques	$669,050	75%
Mr. Codina	$500,000	65%
Mr. McPherson	$391,924	50%
Mr. Popky	$338,368	50%
Ms. Eddins	$338,368	50%
Mr. San Miguel	$266,867	50%

Health Care

The costs shown in the charts below for post termination health benefits are the applicable COBRA premiums, increased by 10% for each year after the first year, for the period for which health care benefits would be provided, less the employee’s premium, which is the premium as of December 31, 2006.

Life Insurance

We provide life insurance under a group policy equal to two time base salary, with a maximum benefit of $500,000.

Long Term Disability

Messrs. Henriques, Codina and San Miguel are covered under a group policy that provides a benefit of 60% compensation (base salary and target bonus), with a maximum payment of $15,000 per month. The benefits are payable after a 90 day waiting period. The company self insures after the first 10 days until the benefits begin, at the rate of 100% of base salary.

Messrs. Popky and McPherson and Ms. Eddins are covered under a group policy that provides a benefit of 60% of base salary, with a maximum payment of $15,000 per month. The benefits are payable after a six month waiting period. The company self insures the first six months as follows:

Days 1—60, 100% Base Salary

Days 61—120, 85% Base Salary

Days 121—180, 70% Base Salary

Vacation

We have assumed the executives would receive one month of accrued vacation.

280G Gross Up

The change in control agreement obligate us to provide each of the executives with whom we have an agreement an additional payment in an amount necessary to discharge, without cost to the executive, any excise taxes payable by such executive under Sections 280G and 4999 of the Internal Revenue Code. With the assistance of an outside consultant, we analyzed whether the severance benefits would trigger the excise tax. Based on a hypothetical December 31, 2006 termination, Messrs Codina and Popky would have an excise tax obligation for which the company would reimburse them without any cost to them.

Adolfo Henriques

	Not for Cause or Good Reason Termination (1)	Not for Cause or Good Reason Termination following a Change in Control	Death	Disability	Retirement	Resignation
Salary	$1,338,100	$2,007,150
Bonus	$1,547,060	$1,505,363
2006 Bonus	$736,368	$736,368	$736,368	$736,368	$736,368	$736,368
Accelerated Vesting of Restricted Stock	$3,178,647	$5,694,601	$3,178,647	$3,178,647
Post Termination Health Benefits (COBRA)	$17,244	$37,361
Life Insurance Proceeds			$500,000
Accrued Vacation Payment	$55,754	$55,754	$55,754	$55,754	$55,754	$55,754
Disability Policy Benefits				(2)
SERP	(3)	(3)	(3)	(3)	(3)	(3)

Total:	$6,873,173	$10,036,597	$4,470,769	$3,970,769	$792,122	$792,122

(1)	Subject to the provisions of Section 409A of the Internal Revenue Code, the Employment and Change in Control Agreements provide that the payment of salary and bonus will be made monthly.
(2)

In the event of total disability, Mr. Henriques would receive benefits under the company’s long term disability policy. The benefit is 60% of salary and target bonus, with a maximum benefit of $15,000 per month, until age 65.

(3)

SERP—Mr. Henriques’ SERP shown on page 30 vested on March 31, 2007. The SERP balance is $630,000 plus accrued interest of $33,207. The SERP would be payable in all of the termination circumstances set forth above if it occurred after March 28, 2007.

Armando Codina

	Not for Cause or Good Reason Termination (1)	Not for Cause or Good Reason Termination following a Change in Control	Death	Disability	Retirement	Resignation
Salary	$1,000,000	$1,500,000
Bonus	$864,500	$975,000
2006 Bonus	$432,250	$432,250	$432,250	$432,250	$432,250	$432,250
Post Termination Health Benefits (COBRA)	$17,244	$37,361
Life Insurance Proceeds			$500,000
Accrued Vacation Payment	$41,666	$41,666	$41,666	$41,666	$41,666	$41,666
Disability Policy Benefits				(2)

Total:	$2,355,660	$2,986,277	$973,916	$473,916	$473,916	$473,916

280G Tax Gross Up		$844,517

(1)	Subject to the provisions of Section 409A of the Internal Revenue Code, the Employment and Change in Control Agreements provide that the payment of salary and bonus will be made monthly.
(2)

In the event of total disability, Mr. Codina would receive benefits under the company’s long term disability policy. The benefit is 60% of salary and target bonus, with a maximum benefit of $15,000 per month, until age 65.

Daniel Popky

	Not for Cause or Good Reason Termination (1)	Not for Cause or Good Reason Termination following a Change in Control	Death	Disability	Retirement	Resignation
Salary	$676,736	$1,015,104
Bonus	$338,368	$507,552
2006 Bonus	$215,477	$215,477	$215,477	$215,477	$215,477	$215,477
Accelerated Vesting of Restricted Stock	$2,449,441	$2,449,441	$2,449,441	$2,449,441
Post Termination Health Benefits (COBRA)	$15,354	$33,180
Life Insurance Proceeds			$500,000
Accrued Vacation Payment	$28,197	$28,197	$28,197	$28,197	$28,197	$28,197
Disability Policy Benefits				(2)

Total:	$3,723,573	$4,248,951	$3,193,115	$2,693,115	$243,674	$243,674

280G Tax Gross Up		$658,016

(1)	Subject to the provisions of Section 409A of the Internal Revenue Code, the Employment and Change in Control Agreements provide that the payment of salary and bonus will be made monthly.
(2)

In the event of total disability, Mr. Popky would receive benefits under the company’s long term disability policy. The benefit is 60% of salary and target bonus, with a maximum benefit of $15,000 per month, until age 65.

John D. McPherson

	Not for Cause or Good Reason Termination (1)	Not for Cause or Good Reason Termination following a Change in Control	Death	Disability	Retirement	Resignation
Salary	$783,848	$1,175,772
Bonus	$391,924	$587,886
2006 Bonus	$253,452	$253,452	$253,452	$253,452	$253,452	$253,452
Accelerated Vesting of Restricted Stock	$2,936,730	$2,936,730	$2,936,730	$2,936,730
Post Termination Health Benefits (COBRA)	$15,624	$34,020
Life Insurance Proceeds			$500,000
Accrued Vacation Payment	$32,660	$32,660	$32,660	$32,660	$32,660	$32,660
Disability Policy Benefits				(2)

Total:	$4,414,238	$5,020,520	$3,722,842	$3,222,842	$286,112	$286,112

(1)	Subject to the provisions of Section 409A of the Internal Revenue Code, the Employment and Change in Control Agreements provide that the payment of salary and bonus will be made monthly.
(2)

In the event of total disability, Mr. McPherson would receive benefits under the company’s long term disability policy. The benefit is 60% of salary and target bonus, with a maximum benefit of $15,000 per month, until age 65.

Heidi J. Eddins

	Not for Cause or Good Reason Termination (1)	Not for Cause or Good Reason Termination following a Change in Control	Death	Disability	Retirement	Resignation
Salary	$676,736	$1,015,104
Bonus	$338,368	$507,552
2006 Bonus	$215,477	$215,477	$215,477	$215,477	$215,477	$215,477
Accelerated Vesting of Restricted Stock	$2,126,349	$2,126,349	$2,126,349	$2,126,349
Post Termination Health Benefits (COBRA)	$15,354	$33,180
Life Insurance Proceeds			$500,000
Accrued Vacation Payment	$28,197	$28,197	$28,197	$28,197	$28,197	$28,197
Disability Policy Benefits				(2)

Total:	$3,400,481	$3,925,859	$2,870,023	$2,370,023	$243,674	$243,674

(1)	Subject to the provisions of Section 409A of the Internal Revenue Code, the Employment and Change in Control Agreements provide that the payment of salary and bonus will be made monthly.
(2)

In the event of total disability, Ms. Eddins would receive benefits under the company’s long term disability policy. The benefit is 60% of salary and target bonus, with a maximum benefit of $15,000 per month, until age 65.

Jorge San Miguel

	Not for Cause or Good Reason Termination		Not for Cause or Good Reason Termination following a Change in Control	Death	Disability	Retirement	Resignation
2006 Bonus	$175,558		$175,558	$175,558	$175,558	$175,558	$175,558
Accelerated Vesting of Restricted Stock	$1,052,804	(1)	$4,211,217	$4,211,217	$4,211,217
Life Insurance Proceeds				$500,000
Accrued Vacation Payment	$22,239		$22,239	$22,239	$22,239	$22,239	$22,239
Disability Policy Benefits					(2)

Total:	$1,250,601		$4,409,014	$4,909,014	$4,409,014	$197,797	$197,797

(1)	If a termination occurs prior to the first anniversary date (May 3, 2007) the restrictions lapse with respect to twenty-five (25%) percent of the restricted stock.
(2)

In the event of total disability, Mr. San Miguel would receive benefits under the Company’s long term disability policy. The benefit is 60% of salary and target bonus, with a maximum benefit of $15,000 per month, until age 65.

G. John Carey

Not for Cause or Good Reason Termination
Salary & Bonus	$631,846
Accelerated Vesting of Restricted Stock	$1,067,196
Post Termination Health Benefits (COBRA)	$13,950
Accrued Vacation Payment	$21,819

Total:	$1,734,811

Mr. Carey left the company on January 6, 2006. The amounts shown are the values as of the date of termination.

EXECUTIVE OFFICERS

Adolfo Henriques; age 53; Chairman, President and Chief Executive Officer

Mr. Henriques was appointed Chairman, President and Chief Executive Officer on March 28, 2005. From February 2004 until he joined the company, he was Southern Region CEO of Regions Financial Corp. From July 2001 to February 2004, he was Group CEO of Union Planters Group, Southern Group and from February 1998 to July 2001 he was President and CEO of Union Planters Bank—Florida. He has served on the company’s board of directors since 1998 and was chairman of the audit committee for four years.

John D. McPherson; age 60; Executive Vice President; President, Florida East Coast Railway, L.L.C.

Mr. McPherson joined the company in February 1999 as Executive Vice President—Rail Operations and Chief Operating Officer of Florida East Coast Railway, an affiliate of the company. He is now President of the Railway.

Armando Codina; age 60; President and Chief Executive Officer, Flagler Development Group, Inc.

Mr. Codina joined the company on April 27, 2006 upon the acquisition of the Codina Group, Inc. and certain real estate assets from Mr. Codina. Mr. Codina was the founder and Chairman of Codina Group, a Coral Gables, Florida based real estate investment, development, construction, brokerage and property management firm established in 1979.

Daniel H. Popky; age 42; Executive Vice President and Chief Financial Officer, CPA

Mr. Popky joined the company in February 2004 as Executive Vice President and Chief Financial Officer. From November 1998 until he joined the company, Mr. Popky was Senior Vice President and Chief Financial Officer of Allied Holdings, Inc. From October 1994 until November 1998, Mr. Popky served Allied Holdings, Inc. in various other capacities, including Vice President, Finance and Vice President, Controller.

Heidi J. Eddins; age 50; Executive Vice President, Secretary and General Counsel

Ms. Eddins was appointed Executive Vice President, Secretary and General Counsel in 2000; she joined the company as Senior Vice President, Secretary and General Counsel in March 1999.

Jorge San Miguel; age 46; Executive Vice President and Chief Investment Officer

Mr. San Miguel joined the company in April 2006 as Executive Vice President and Chief Investment Officer. Prior to joining the company, he was Chief Financial Officer of Codina Group, having joined Codina in 2000.

Edward Manno Shumsky; age 58; Executive Vice President, Chief Human Resource Officer

Mr. Shumsky joined the company in September 2006 from Watson Wyatt Worldwide, a NYSE listed company. He served in various positions at Watson Wyatt for 17 years including being a member of its board of directors from 2001 to 2004; immediately prior to joining the company he was the managing consultant for Watson Wyatt’s Miami office.

Bradley D. Lehan; age 43, Vice President and Treasurer

Mr. Lehan joined the company as Vice President and Treasurer in January 2002. He served as Vice President—Director of Strategic Sourcing for Vivendi Universal, after its purchase of Houghton Mifflin Company, a NYSE listed company and a leading publisher of textbooks, instructional technology, assessments, and other educational materials for elementary and secondary schools and colleges. At Houghton Mifflin Company, he served as Vice President and Treasurer for over ten years where he was responsible for corporate treasury, risk management and purchasing functions. At Vivendi, Mr. Lehan was responsible for all corporate purchasing, facilities management and accounts receivable.

Amy W. Bramlitt; age 49, Vice President and Controller, CPA

Ms. Bramlitt was named Vice President and Controller of the company in May of 2006. She has been Chief Financial Officer of Florida East Coast Railway since November 2004; she was Vice President and Controller of the Railway from March 2002 to November 2004.

TRANSACTIONS WITH RELATED PERSONS

Codina Acquisition

On January 5, 2006, the company entered into the following agreements related to the acquisition of the Codina Group, Inc. and property interests of Armando Codina:

•

Agreement and Plan of Merger and Contribution dated as of January 5, 2006 among Florida East Coast Industries, Inc., Foxx Holdings, Inc., Foxx Merger Sub, Inc., Armando Codina, C/Countyline, LLC and C/WDL, Ltd. (“Contribution Agreement”)

•

Admission and Contribution Agreement made as of January 5, 2006 by and among Codina Doral, Inc., Armando Codina, Ana-Marie Codina Barlick, Alexandra Margarita Codina, Andrea Codina Miyares and Amanda Marcia Codina and Flagler Doral, LLC (“Partnership Agreement”)

•	Agreement of Purchase and Sale of Membership Interests made as of January 5, 2006 by and among Codina Atlas, Ltd., Armando Codina and Flagler Commons, LLC (Commons Agreement)

•	Agreement of Purchase and Sale of Membership Interests made as of January 5, 2006 by and among Codina Holdings, III, Ltd., Armando Codina and FECR Land Holdings, LLC (BN Expansion Agreement)

Under the Contribution Agreement, the company acquired 100% of the stock of Codina Group, Inc. on April 27, 2006. Codina Group was solely owned by Armando Codina and is engaged in real estate development, construction, brokerage and property management services. In addition the company acquired the following real property interests:

•	Beacon Countyline, consisting of 497 acres of unimproved land in Hialeah

•	Sevilla Office Building, a 45,000 square foot office building under construction in Coral Gables

•

Beacon Lakes, a 21% interest in a venture with an affiliate of AMB Properties that owns a 432-acre industrial park, including industrial buildings and entitlements for an additional 6.2 million square-feet in West Dade and a 50% interest in a venture with an affiliate of AMB Properties for the proposed development of 120 warehouse condominium units

•	Burger King, a 30% interest in a venture with an affiliate of JPMorgan to acquire land and construct a 15-story, 248,000 square-foot building for Burger King’s corporate headquarters

•	Red Road Commons, a proposed 50% interest in a venture with an affiliate of Fairfield Properties, Inc. to build 407 unit residential apartments on land to be leased in South Miami

In exchange for these assets, Mr. Codina received initial consideration of $76.4 million in company stock, or 1,713,431 shares (of which 171,343 shares are held in escrow pending post closing adjustments and indemnifications). This stock cannot be transferred, sold, pledged or otherwise disposed of for two years and for the successive three years thereafter no more than 25%, 50% and 75% of those shares may be sold or transferred in any one year. Twenty-seven employees of Codina were granted collectively $13.7 million of restricted stock. Twenty-five percent (25%) of the restricted stock will vest on the first anniversary and the remainder will vest on the third anniversary of the closing. Under the Contribution Agreement, Mr. Codina may receive up to an additional 1.3 million shares of company stock in additional consideration upon the achievement of value-based milestones. These contingent consideration shares are currently held by an escrow agent. In 2006, Mr. Codina received 282,633 shares of the contingent consideration and 3,860 shares in a closing working capital adjustment. The company also assumed $30.1 million of debt which was paid subsequent to the acquisition.

Under the Partnership Agreement, a subsidiary of FECI became a general partner of a partnership (the “Partnership”) with Mr. Codina and his children as limited partners. The Partnership has a 50.1% interest in a venture which holds an option to acquire and re-develop 77 acres in South Florida for residential and commercial uses in phases. The Codina partners will be entitled to receive up to $30 million in partnership distributions from the Partnership of which the after-tax portion may be paid by the issuance of shares of FECI common stock valued at the time of distribution. This will be paid only after FECI has been repaid any capital it invests in the Partnership along with a return on that capital of 9%, and then only if sufficient net cash flow is generated. Any additional profits are payable to the company.

Ana-Marie Codina Barlick, Mr. Codina’s daughter and one of the Codina partners is employed at Flagler Development Group, Inc. as a Project Manager. Her total 2006 compensation was $110,139. She was also awarded 210 shares of restricted stock based on 2006 results, which vest pro rata over three years. The grant date value was $13,450.50. In addition, she was granted 942 restricted shares in connection with the company’s acquisition of the Codina Group and related property interests. The grant date value of these shares is $52,657.80. 25% will vest on the first anniversary date and the remaining 75% vest on the third anniversary.

Under the Commons Agreement, a subsidiary of Flagler Development Company acquired Beacon Commons, a 92-acre parcel in Doral. The purchase price was $54 million in cash.

Under the BN Expansion Agreement, a subsidiary of Florida East Coast Railway, LLC, acquired 40 acres adjacent to Beacon Countyline. The purchase price was approximately $11.8 million in cash.

The Beacon Commons and BN Expansion properties were acquired utilizing tax deferred sales proceeds pursuant to Section 1031 of the Internal Revenue Code, as amended.

The costs to Mr. Codina of the assets we acquired that Mr. Codina held less than two years prior to the sale to the company were $71 million. The purchase price of the assets acquired by the company under the various agreements was determined by negotiation between the parties. The company was assisted in the negotiations by Morgan Stanley.

In addition, Flagler Development Company, LLC, a subsidiary of the company, paid Codina Group $5,523,779 for various brokerage, development and construction services between January 1, 2006 and April 27, 2006, the date the company acquired Codina Group.

SHAREHOLDER PROPOSALS

Shareholders may present proposals for consideration at the 2008 annual meeting of shareholders by following the procedures outlined in Rule 14a-8 of the Securities Exchange Act and our Articles of Incorporation. Proposals of shareholders, which are the proper subject for inclusion in the proxy statement and for consideration at the 2008 annual meeting, must be submitted in writing and must be received by the company’s secretary no later than December 26, 2007.

Shareholders whose proposals are not included in the 2008 proxy statement and who would otherwise request proposals to be submitted to shareholders at the 2008 annual meeting must follow the procedures set forth in our Articles of Incorporation. With respect to nominations of persons for election to the board of directors or any other matter proposed to be submitted to shareholders, notice must be given in writing to the secretary not less than 60 days nor more than 180 days before the first anniversary of the date of our notice of annual meeting for the prior year’s meeting. For next year’s annual meeting, notice must be given no earlier than October 27, 2007, but not later than February 23, 2008. If a special meeting is held to elect directors, nominations must be received by the secretary no later than 10 days after the earlier of the date notice of the meeting is given to shareholders or is announced publicly. A notice of a proposed item of business must include a description of, and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder submitting the proposal and certain other information about that shareholder. A notice of a proposed nomination for the board of directors for action at either a special meeting or the annual meeting must include certain information as set forth in our Articles of Incorporation. A copy of the provisions of the Articles of Incorporation discussed here may be obtained by writing to us at our principal executive offices at 10151 Deerwood Park Blvd., Building 100, Suite 350, Jacksonville, Florida 32256, Attention: Secretary.

FINANCIAL INFORMATION

A copy of our 2006 annual report accompanies this proxy statement. The financial statements which are included in our 2006 annual report are incorporated herein by reference. Additional copies of our 2006 annual report and copies of our annual report to shareholders on Form 10-K for the year ended December 31, 2006 are available on our website (www.feci.com) and available in print form upon request without charge. You may request copies by writing or calling us at:

10151 Deerwood Park Blvd.

Building 100, Suite 350

Jacksonville, FL 32256

Attention: Shareholder Services

(904) 996-2818

By order of the board of directors.

Heidi J. Eddins

Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

FLORIDA EAST COAST INDUSTRIES, INC.

May 31, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1.	The election of nine directors to hold office until the annual meeting of shareholders in 2008, or until their successors are elected and qualified.			2.	The ratification of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES: m ARMANDO CODINA m DAVID M. FOSTER		3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	m ADOLFO HENRIQUES m GILBERT H. LAMPHERE m JOSEPH NEMEC m JORGE PEREZ m WELLFORD L. SANDERS, JR. m ROSA SUGRAÑES m GEORGE R. ZOFFINGER		Your vote is important. Please vote your shares in accordance with the instructions printed on the enclosed proxy card, regardless of whether you plan to attend the meeting in person.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

FLORIDA EAST COAST INDUSTRIES, INC.

10151 Deerwood Park Blvd.

Building 100, Suite 350

Jacksonville, Fl 32256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 31, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The annual meeting of the shareholders of Florida East Coast Industries, Inc. will be held at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida, on Thursday, May 31, 2007, at 10:30 a.m.

The board of directors has established the close of business on April 13, 2007, as the record date for determining those shareholders who will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)

14475